CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 36 to Registration Statement No. 033-03919 of Variable Account C of Union Security Insurance Company, on Form N-6, of our report dated February 20, 2008, relating to the statements of assets and liabilities of Variable Account C of Union Security Insurance Company as of December 31, 2007, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 17, 2008